Exhibit 10.1

Execution Copy

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 3, 2021 by and among Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), on the one hand, and Mr. Carl C. Icahn, an individual, and certain affiliated entities of Mr. Icahn that are signatories hereto and listed on Schedule A hereto (each such signatory hereto is referred to herein as a “Seller” and collectively, the “Sellers” or the “Icahn Group”), on the other hand.

WHEREAS, the Icahn Group directly owns issued and outstanding common shares, par value $0.0005 per share, in the share capital of the Company (“Company Shares”);

WHEREAS, the Company and the Icahn Group are party to that Second Amended and Restated Support Agreement, dated July 15, 2016 (the “2016 Agreement”); and

WHEREAS, the Icahn Group desires to sell, and the Company desires to purchase, free and clear of any and all Liens (as defined herein), an aggregate of 12,486,993 Company Shares for an aggregate purchase price of $600,000,013.65 as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE; CLOSING

Section 1.1.    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Icahn Group agrees to sell, convey, assign, transfer and deliver to the Company (subject to receipt of the payment provided herein), and the Company agrees to purchase from the Icahn Group, an aggregate of 12,486,993 Company Shares (the “Purchased Shares”), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”), in such amounts set forth on Schedule A hereto in respect of each member of the Icahn Group.

Section 1.2.    Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company shall pay to the Icahn Group a price per Purchased Share of $48.05, for an aggregate price of $600,000,013.65, in cash, in such amounts set forth on Schedule A hereto in respect of each member of the Icahn Group.

Section 1.3.    Expenses. All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party. Prior to the Closing Date (as defined below), each member of the Icahn Group shall provide to the Company an appropriate, correct and complete Internal Revenue Service Form W-9 or W-8, or if applicable confirm in writing to the Company that any such form which the Company has on file remains appropriate, correct and complete.

Section 1.4.    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before January 7, 2021 at such time or times as mutually agreed among the parties (the “Closing Date”).

Section 1.5.    Closing Delivery.

(a)    At or prior to the Closing Date, in accordance with Section 1.1 hereof, each Seller shall deliver or cause to be delivered to Computershare Trust Company, N.A. (“Computershare”), at an address to be designated in advance in writing by the Company, the certificates representing the Purchased Shares to be purchased by the Company on the Closing Date from each Seller as set forth on Schedule A hereto, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank and sufficient to convey to the Company good, valid and marketable title in and to such Purchased Shares, free and clear of any and all Liens. At the written election of a Seller, such Seller may, in lieu of delivering certificates representing the Purchased Shares to be sold thereby, cause its broker(s) to deliver the applicable Purchased Shares to Computershare through the facilities of the Depository Trust Company’s DWAC system. In the event of such an election, the Company shall deliver a letter to Computershare, in a form reasonably acceptable to Computershare, which letter shall include the broker name, telephone number and number of Purchased Shares to be so transferred, instructing Computershare to accept the DWAC.

(b)    On the Closing Date, upon confirmation from Computershare that all documents have been delivered in accordance with Sections 1.1 and 1.5(a), the Company shall deliver or cause to be delivered to Sellers the cash amounts set forth opposite each Seller’s name on Schedule A hereto, by wire transfer of immediately available funds to such accounts as Sellers have specified in writing prior to such Closing Date.

(c)    Each party hereto further agrees to execute and deliver such other instruments as shall be reasonably requested by a party hereto to consummate the transactions contemplated by this Agreement.

ARTICLE II.

COVENANTS

Section 2.1.    Public Announcement; Public Filings.

(a)    On January 4, 2021, the Company shall issue a press release in the form of Exhibit A hereto. No party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby (including, without limitation, any statement to any governmental or regulatory agency or accrediting body) that is inconsistent with, or are otherwise contrary to, the statements in the press release.

(b)    Promptly following the date hereof, the Icahn Group shall cause to be filed with the U.S. Securities and Exchange Commission (the “SEC”) an amendment to their most recent Schedule 13D, as amended, and prior to the filing thereof, will provide the Company and its counsel a reasonable opportunity to review such amendment. No later than four business days following (i) the execution of this Agreement, the Company shall cause to be filed with the SEC a Current Report on Form 8-K disclosing the execution of this Agreement and (ii) the effectiveness of the resignations provided for in Section 2.3 hereof, the Company shall cause to be filed with the SEC a Current Report on Form 8-K disclosing such resignations and, in each case, will provide the Icahn Group and its counsel a reasonable opportunity to review such filings.

Section 2.2.    Termination of 2016 Support Agreement. Subject to Section 5.4, upon the execution of this Agreement, the Company and the Icahn Group acknowledge and agree that the 2016 Agreement shall terminate in its entirety, that the parties fully relinquish and waive all of their rights and release the other of any and all obligations under the 2016 Agreement; provided that, for the avoidance of doubt, the Confidentiality Agreement, dated April 29, 2014, among the Company and the Icahn Group shall remain in full force and effect and survive pursuant to its terms.

Section 2.3.    Resignations. Subject to Section 5.4, the parties hereto agree and acknowledge that upon execution of this Agreement, pursuant to the terms of irrevocable letters of resignation previously delivered to the Board of Directors of the Company (the “Board”) by each of Messrs. Jonathan Christodoro, Hunter C. Gary, Nicholas Graziano, Jesse A. Lynn and James L. Nelson (collectively, the “Icahn Designees”), the resignations of Messrs. Christodoro, Gary, Graziano, Lynn and Nelson from the Board (and, as a result of such resignation, from all committees and sub-committees thereof) shall automatically become effective without further action.

Section 2.4.    Loan Agreements. The parties hereto agree and acknowledge that, following the Closing, the Company may, in its sole and absolute discretion, take such actions as it determines to be necessary or advisable to remove the members of the Icahn Group and any of their Affiliates as “Permitted Holders” under any and all of the Company’s credit agreements, indentures, notes or other agreements.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE ICAHN GROUP

Each member of the Icahn Group hereby makes, jointly and severally, the following representations and warranties to the Company:

Section 3.1.    Existence; Authority. Such member of the Icahn Group that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such member of the Icahn Group has all requisite corporate power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 3.2.    Enforceability. This Agreement has been duly and validly executed and delivered by such member of the Icahn Group, and, assuming due and valid authorization, execution and delivery by the Company, this Agreement will constitute a legal, valid and binding obligation of such member of the Icahn Group, enforceable against such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.3.    Ownership. Such member of the Icahn Group is the beneficial owner of the Purchased Shares set forth opposite its name on Schedule A hereto, free and clear of any and all Liens. Such member of the Icahn Group has full power and authority to transfer full legal and beneficial ownership of its respective Purchased Shares to the Company, and such member of the Icahn Group is not required to obtain the consent or approval of any person or governmental agency or organization to effect the sale of the Purchased Shares. Immediately after the Closing, such member of the Icahn Group will beneficially own the number of Company Shares set forth opposite its name on Schedule A hereto.

Section 3.4.    Good Title Conveyed. All Purchased Shares sold by such member of the Icahn Group hereunder, shall be free and clear of any and all Liens and good, valid and marketable title to such Purchased Shares will effectively vest in the Company at the Closing.

Section 3.5.    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of such member of the Icahn Group, threatened against such party that could impair the ability of such member of the Icahn Group to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.6.    No Brokers or Tax Withholding. No member of the Icahn Group is, as of the date hereof, and no member of the Icahn Group will become, a party to any agreement, arrangement or understanding which could result in the Company having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement. No payment made by the Company to the Icahn Group pursuant to this Agreement shall be subject to income tax withholding.

Section 3.7.    Other Acknowledgments.

(a)    Each member of the Icahn Group hereby represents and acknowledges that it is a sophisticated investor and that it knows that the Company may have material non-public information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to the Icahn Group’s decision to sell the Purchased Shares or otherwise materially adverse to the Icahn Group’s interests. Each member of the Icahn Group acknowledges and agrees, severally with respect to itself or himself only and not with respect to any other such party, that the Company shall have no obligation to disclose to it or him any such information and hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the Company and their respective Affiliates, officers, directors, employees, agents and representatives based upon, relating to or otherwise arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.

(b)    Each member of the Icahn Group further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon the Company, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, no such member of the Icahn Group is relying on the Company (or any agent or representative thereof). Such member of the Icahn Group has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Each of member of the Icahn Group acknowledges that none of the Company or any of their respective directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(c)    Each member of the Icahn Group represents that (i) such member is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and (ii) the sale of the applicable Purchased Shares by such member (x) was privately negotiated in an independent transaction and (y) does not violate any rules or regulations applicable to such member.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to the Icahn Group:

Section 4.1.    Existence; Authority. The Company is a Cayman Islands exempted company with limited liability that is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 4.2.    Enforceability. This Agreement has been duly and validly executed, and, assuming due and valid authorization, execution and delivery by the Icahn Group, this Agreement will constitute a legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles. The purchase of the Purchased Shares by the Company (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Company.

Section 4.3.    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company that could impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.4.    No Brokers. The Company is not, as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in the any member of the Icahn Group having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

ARTICLE V.

MISCELLANEOUS

Section 5.1.    Survival. Each of the representations, warranties, covenants, and agreements in this Agreement shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

Section 5.2.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy, mail (registered or certified, postage prepaid, return receipt requested) or electronic mail to the respective parties hereto addressed as follows:

If to the Company:

Herbalife Nutrition Ltd.

800 West Olympic Boulevard, Suite 406

Los Angeles, California 90015

Attention: Henry C. Wang, EVP and General Counsel

Facsimile: (213) 765-9890

Email: HenryW@herbalife.com

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, CA 90067

Attention: Jonathan K. Layne

Facsimile: (310) 552-7053

Email: JLayne@gibsondunn.com

If to any Seller and member of the Icahn Group:

Icahn Enterprises L.P.

16690 Collins Avenue, Penthouse Suite

Sunny Isles Beach, FL 33160

Attention: Keith Cozza

Facsimile: (305) 422-4211

Email: kcozza@sfire.com

with a copy (which shall not constitute notice) to:

Icahn Enterprises L.P.

16690 Collins Avenue, Penthouse Suite

Sunny Isles Beach, FL 33160

Attention: Jesse Lynn

Facsimile: (917) 591-3310

Email: jlynn@sfire.com

Section 5.3.    Certain Definitions. As used in this Agreement, (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and shall include persons who become Affiliates of any person subsequent to the date hereof; and (b) the Company and each member of the Icahn Group are referred to herein individually as a “party” and collectively as “parties.”

Section 5.4.    Specific Performance. The Company and the Icahn Group acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity. In the event that the Closing does not occur on or prior to January 7, 2021, the Company shall take all necessary steps required to: (x) appoint the Icahn Designees as members of the Board of Directors and such committees of the Board on which each served prior to their resignations therefrom pursuant to Section 2.3 hereof; and (y) reinstate the 2016 Agreement.

Section 5.5.    No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.6.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.7.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld). Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.8.    Entire Agreement; Amendments. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.9.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.10.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.

Section 5.11.    Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 5.12.    Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.13.    Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.14.    Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

HERBALIFE NUTRITION LTD.

By:	/s/ Henry Wang
Name:	Henry Wang
Title:	Executive Vice President, General Counsel

SELLERS

Icahn Partners LP

Icahn Partners Master Fund LP

Icahn Onshore LP

Icahn Offshore LP

Icahn Capital LP

IPH GP LLC

By:	/s/ Irene March
Name:	Irene March
Title:	Executive Vice President

Beckton Corp.

By:	/s/ Irene March
Name:	Irene March
Title:	Executive Vice President

Icahn Enterprises Holdings L.P.

By: Icahn Enterprises G.P. Inc., its general partner

Icahn Enterprises G. P. Inc.

By:	/s/ SungHwan Cho
Name:	SungHwan Cho
Title:	Chief Financial Officer

/s/ Carl C. Icahn
Carl C. Icahn

[Signature page to Purchase Agreement dated January 3, 2021, pursuant to which Icahn Capital will sell to Herbalife Nutrition 12,486,993 shares of Herbalife Nutrition common stock for $600,000,013.65]

Schedule A

Purchased Shares; Payments

Cert. #	Name of Seller	# of Purchased Shares to be delivered by Seller to Company at Closing	Payment to be made by Company to Seller at Closing	# of Company Shares Beneficially Owned Post- Closing
–	Icahn Partners LP	7,433,324	$357,171,218.20	4,688,707
–	Icahn Partners Master Fund LP	5,053,669	$242,828,795.45	3,330179

Exhibit A

[Form of Company Press Release]